Exhibit 99.I

[Execution]

October 24, 2003

Congress Financial Corporation (Southern)
200 Galleria Parkway, Suite 1500
Atlanta, Georgia  30339

Re:                               Junior Participation Agreement

Gentlemen:

Reference is made to the Loan and Security Agreement between, on the one hand, One Price Clothing Stores, Inc., a Delaware corporation, and the other borrowers party thereto (collectively, the “Borrowers”), and, on the other hand, Congress Financial Corporation (Southern), a Georgia corporation (“Lender”), dated as of March 25, 1996 (as amended, modified, supplemented and restated from time to time, the “Loan Agreement”), together with any other agreements, supplements, documents and instruments relating thereto or executed in connection therewith, all as from time to time amended, modified, supplemented, and restated (collectively, the “Financing Agreements”).  All initially capitalized terms used herein shall have the same meaning as set forth in the Loan Agreement unless otherwise defined herein.

The undersigned (the “Junior Participant”), has requested that Lender sell to Junior Participant a junior participation in the Third Supplemental Loan to be made by Lender to Borrowers, pursuant to the Financing Agreements on the date hereof, and all other indebtedness now or hereafter owed by Borrowers to Lender in connection therewith, and Lender has agreed to do so, all on the terms and conditions hereinafter set forth.

Junior Participant wishes to purchase a junior participation in the Third Supplemental Loan in the total principal amount of $5,000,000.

In consideration of the foregoing, the mutual covenants herein contained and for other valuable consideration, Junior Participant hereby agrees with Lender as follows:

1.                                       The term “Liabilities” as used in this Agreement shall mean and include, without limitation, the advances, loans and other financial accommodations, interest and all other obligations and liabilities arising from the Third Supplemental Loan now or hereafter owed by Borrowers to Lender under the Financing Agreements, whether direct or indirect and whether fixed or contingent, and shall include interest as set forth in Section 2.1.3(d) of the Loan Agreement and the facility fee set forth in Section 2.1.3(e) of the Loan Agreement.

2.                                       Junior Participant hereby agrees to purchase, and does hereby purchase, from Lender and Lender hereby agrees to sell, and do hereby sell, to Junior Participant an undivided junior participation of Five Million ($5,000,000.00) Dollars (the “Junior Participation”) in the Liabilities and a junior and subordinate interest in any and all of the property, security interests, liens, mortgages and guarantees heretofore or hereafter received by Lender which is held by Lender as security for the Liabilities (the “Collateral”), and in any and all payments and Proceeds of Collateral received by Lender in respect of the Liabilities in accordance with the terms of the Loan Agreement. Junior Participant agrees that it shall not acquire any right, title or interest of Lender in and to any other Loans or Letter of Credit Accommodations made by Lender pursuant to the Financing Agreements.

3.                                       (a) The right to payment and satisfaction of the Junior Participation is in all respects junior and subordinate to the payment and satisfaction of the interests of Lender, and the other senior participants with Lender in the Obligations and the repayment of the Junior Participation, directly or indirectly, by any means whatsoever is deferred to the payment in full in cash or other immediately available funds (including, as to Letter of Credit Accommodations, the payment of cash collateral in amounts acceptable to Lender) of the interests of Lender and other senior participants in the Obligations except to the extent that any payment with respect to the Liabilities is permitted under Section 2.1.3(g) of the Loan Agreement or permitted pursuant to Section 5(b)(ii) hereof. The Obligations owing to Lender and the other senior participants to be so paid prior to the Liabilities shall include, but not be limited to, any Obligations arising after the commencement of any Insolvency Proceeding (including the payment of interest and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency Proceeding).

(b) Should any payment or distribution or security or instrument or proceeds thereof be received by Junior Participant in respect of the Junior Participation in violation of the priorities for payment which are provided for in Sections 6.4(b), (c) and (d) of the Loan Agreement, Junior Participant shall receive and hold the same in trust, as trustee, for the benefit of Lender, segregated from other funds and property of Junior Participant and shall forthwith deliver the same to Lender (together with any endorsement or assignment of Junior Participant where necessary), for application to the interests of Lender and the interests of the other senior participants (including Participant) in the Obligations owing to Lender in the manner set forth in the Loan Agreement.

4.                                       It is understood and agreed by Junior Participant that, in accordance with the Financing Agreements and Lender’s discretion, Lender may make additional advances, loans and other financial accommodations to Borrowers. For avoidance of doubt, Junior Participant shall have no obligation to make advances, loans or other financial accommodations to Borrowers.

5.                                       (a) Lender shall have the sole right to manage, perform, modify, restructure, extend, supplement, waive or enforce, in any way and at any time the terms of the Financing Agreements, Obligations (including without limitation, the Liabilities) and the Collateral, and to waive, exercise and enforce all privileges, rights and remedies exercisable or enforceable by Lender thereunder, for the joint benefit of Lender and Junior Participant, in accordance with

Lender’s discretion and the exercise of the business judgment of Lender; provided, that, Lender shall not extend the Third Supplemental Loan Termination Date except as permitted in Section 5(b)(i) hereof.  Lender shall use normal prudence and business judgment in handling the administration and enforcement of the Liabilities and realization upon the Collateral, but shall not be liable to Junior Participant for any action taken or omitted to be taken except in the event of bad faith, willful misconduct or gross negligence.  With respect to any actions or inaction taken by Lender (except in the case of bad faith, willful misconduct or gross negligence), Junior Participant expressly releases Lender from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to take any action with respect to the Financing Agreements to realize on any Collateral, the Liabilities or any guaranties therefor and for any mistake, omission or error in judgment in passing upon or accepting any Proceeds or Collateral or in making examinations or audits or for granting indulgences or extensions to Borrowers, any account debtor or any guarantor.

(b) Junior Participant hereby agrees that, in addition to, and not in limitation of, all of the other rights and remedies of Lender under the Loan Agreement with respect to any Event of Default or otherwise which may be exercised by Lender at any time, if the conditions set forth in Section 2.1.3(g) of the Loan Agreement are not been satisfied (as determined by in good faith Lender) on the Third Supplemental Loan Termination Date or if the conditions have been satisfied but the Third Supplemental Loan has not be paid in full on such date, Lender may, at its option: (i) so long as Participant and Third Supplemental Loan Participant each consent in writing, further extend the Third Supplemental Loan Termination Date for a period not to exceed six (6) months after June 15, 2004, (ii) so long as Participant consents, waive the conditions to payment of the Obligations arising from the Third Supplemental Loan which are set forth in Section 2.1.3(g) of the Loan Agreement and permit payment of such Obligations, and (iii) notify Borrowers (in writing) of an Event of Default under Section 10.1(a)(i) of the Loan Agreement (as a result of the failure of Borrowers to pay the Third Supplemental Loan in full) and pursue any Enforcement Action; provided, that, at any time after June 15, 2004 and so long as Lender has not yet exercised any of its options set forth above, (A) Third Supplemental Loan Participant may send Lender a notice directing Lender (1) to send written notice to Borrowers of an Event of Default (as a result of the failure of Borrowers to pay the Third Supplemental Loan in full) and (2) to pursue an Enforcement Action; and (B) Lender agrees to comply with such request received from Junior Participant to the extent permitted by applicable law.

6.                                       Junior Participant represents and warrants to Lender that:

(a)                                  Junior Participant is the exclusive legal owner of the Junior Participation;

(b)                                 The Junior Participation is not subject to any lien, security interest, financing statements, subordination, assignment or other claim;

(c)                                  Junior Participant has the power and authority to execute, deliver and perform this Agreement;

(d)                                 this Agreement constitutes the legal, valid and binding obligations of Junior Participant, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Junior Participant makes no other representation or warranty (express or implied) other than as set forth above.  Junior Participant has obtained information concerning the financial condition and creditworthiness of Borrowers to the extent it deems necessary.

7.                                       Junior Participant has independently, and without reliance upon Lender, made its decision to enter into this Agreement, except that Junior Participant has relied upon the representations, warranties and covenant set forth in this Agreement. Lender may, from time to time, in its reasonable discretion and without notice to or consent of Junior Participant, agree or consent to any amendment or modification (except that Lender may not extend the Third Supplemental Loan Termination Date other than as permitted in Section 5(b)(i) hereof), renewal and/or release in whole or in part the Liabilities, the Financing Agreements, the Collateral and any guaranties therefor, as well as any extension of advances, loans and other financial accommodations to Borrowers in excess of any formulas under the Financing Agreements, without notice to or the consent of Junior Participant.

8.                                       Lender shall deliver to Junior Participant a copy of the monthly statement of account with Borrowers for the preceding calendar month such statement shall include a summary of the Loans, Letter of Credit Accommodations and any other Obligations and a summary of the interests of Junior Participant therein, the status of the Collateral and the Proceeds received by Lender during such preceding month,

9.                                       Lender agrees to pay to Junior Participant, payments made in accordance with the Loan Agreement and Proceeds of Collateral it receives from Borrowers in respect of the Liabilities, to the extent actually received by Lender from Borrower and applied to the Obligations in accordance with the priorities for payment of the Liabilities set forth in Section 6.4 of the Loan Agreement to the extend legally permissible.

10.                                 Junior Participant acknowledges and agrees that, in the event that after the payment of any of the Liabilities, Lender determines that any of the conditions for such payment set forth in Section 2.1.3(g) above were not satisfied, such Obligations arising pursuant to the Third Supplemental Loan shall be reinstated and continue as if any such payment had not been received and Junior Participant shall promptly remit any payments it received hereunder from Lender in respect of the Liabilities; provided, that, Junior Participant shall only be obligated to remit such payments to Lender if Lender determined that such conditions to payment were not satisfied within ten (10) Business Days after the date of any such payment.

11.                                 Lender shall not have any obligation to notify Junior Participant of the occurrence of an Event of Default or any other event or condition concerning a Borrower or any obligor or the assets, properties, condition (financial or otherwise), business or prospects of a Borrower or any obligor.

12.                                 Lender has made no warranties and shall not have any liability to Junior Participant for the repayment of the Junior Participation or any interest equivalent thereon, except as otherwise expressly provided herein with respect to repayment to Junior Participant.

13.                                 Junior Participant hereby represents and warrants to the best of its knowledge that no portion of the proceeds of the Liabilities has been advanced to or for the account of Junior Participant by Borrowers, that no portion of Junior Participant’s payment to Lender for the Junior Participation represents, directly or indirectly, any proceeds of the Liabilities and that this Agreement is valid, binding and enforceable with respect to Junior Participant.  Lender represents and warrants that this Agreement is valid, binding and enforceable of Lender.

14.                                 Notwithstanding anything to the contrary contained in this Agreement, Junior Participant shall not share in and Lender shall retain as its sole property and for its exclusive benefit all fees (other than the fee set forth in Section 2.1.3(e) of the Loan Agreement) and administrative, handling and service charges with respect to the Liabilities and the Collateral.

15.                                 Each of the parties hereto hereby waives trial by jury in any action or proceeding arising out of or in connection with this Junior Participation Agreement and further hereby waives any right of offset or right to interpose any counterclaim in any such action.  Each of the parties hereto expressly submits in advance to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York City County and the United States District Court for the Southern District of New York in any action or proceeding relating to any claim, dispute or other matter pertaining directly or indirectly to this Junior Participation Agreement.

16.                                 All notices hereunder by Lender to Junior Participant shall be deemed given if addressed to Junior Participant, at the address set forth below and sent by registered or certified mail, return receipt requested, or sent by telex or telecopy.  All notices hereunder by Junior Participant to Lender shall be deemed given if addressed to Lender at the address set forth above and directed to the attention of Barry Dolin, and delivered by certified or registered mail, return receipt requested, or by telex or telecopy (fax: 770-956-8120).

17.                                 This Junior Participation Agreement (a) may not be amended, modified or terminated orally or by any course of dealing, except an agreement in writing signed by Lender and Junior Participant, (b) shall remain in full force and effect until all Obligations are Paid in Full and the Financing Agreements are terminated, unless, prior thereto, Lender, in its sole and absolute discretion, determines to repurchase the Junior Participation (without discount), (c) shall be binding upon and inure to the benefit of the respective legal representatives, executors, heirs, administrators, successors and assigns of the parties hereto and shall be governed by and interpreted in accordance with the laws of the State of New York, and (d) may be executed in counterparts and by facsimile, all of which shall constitute a complete agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

18.                                 Junior Participant may not assign, or transfer participations in, the Junior Participation.  Lender may assign this Agreement upon prior notice to Junior Participant.  Lender may, without prior notice to, or consent of, Junior Participant sell additional participations in the Liabilities or any other Obligations of Borrowers to Lender.

JUNIOR PARTICIPANT:

SUN ONE PRICE, LLC

		By:	/s/ Steven Liff
Name:
Title:
		Address:	c/o Sun Capital Partners, Inc.
5200 Town Center Circle,
Suite 470
Boca Raton, FL 33486
			Attn:	Marc L. Leder, Rodger R. Krouse and C. Deryl Couch
			Fax:	(561) 394-0540
With a copy to:
Kirkland & Ellis LLP
200 E. Randolph
Chicago, Illinois 60601
Attn: Jocelyn A. Hirsch, Esq.
Fax: (312) 861-2200

ACCEPTED AND AGREED TO:

LENDER

CONGRESS FINANCIAL CORPORATION
(SOUTHERN)

By:	/s/ Barry Dolin
Name:
Title: